EXHIBIT 99.1

VICON REPORTS FINANCIAL RESULTS FOR THE FIRST QUARTER ENDED DECEMBER 31, 2017

HAUPPAUGE, N.Y. - February 12, 2018 - Vicon Industries, Inc. (NYSE American: VII), a global producer of video security solutions, today announced its financial results for its first quarter ended December 31, 2017.

Vicon’s CEO John Badke said, "The current quarter sales and order rate reflect a marked improvement over the prior year period relating principally to the delivery of a large multi-phase safe city security project. Despite these revenue gains, results were negatively impacted by increased sales and marketing costs in the quarter for new product line promotion and ongoing market channel rebuilding efforts. We continue to gain market acceptance of our new Valerus video management system (VMS) platform and are very excited to announce our first software enhancement release of 2018 scheduled for the end of this month. This release includes a legacy VMS integration gateway, which will provide a cost effective upgrade solution to our vast legacy system installed base, and other important new enhancements. We expect to gain increasing traction in our legacy enterprise system markets as we continue to deliver important new and innovative system enhancements. Additionally, we further solidified our core product offerings with the launch of an entirely new and enhanced camera line at the onset of the quarter. These products have been well received by the market thus far and are beginning to positively impact our new order activity."

"In November, the Company received $3.1 million of net cash proceeds from the sale of its common stock upon the closing of its rights offering, which was used to pay down interest bearing Credit Agreement borrowings. Notwithstanding this cash infusion, the Company will likely require additional financing over the next twelve months to implement its planned business objectives and strategies."

First Quarter Fiscal 2018 Financial Results

Revenues for the first quarter of fiscal 2018 increased 17% to $7.7 million as compared to $6.6 million in the first quarter of fiscal 2017. The $1.1 million increase in the current quarter included a $1.0 million, or 18%, increase in sales in the Americas market and a $141,000, or 13%, increase in EMEA market sales. Order intake for the current quarter increased $2.1 million to $7.9 million as compared to $5.8 million in the first quarter of fiscal 2017. Sales and order growth for the current quarter principally resulted from the delivery of a large multi-phase safe city security project. The Company continues to invest in the promotion of its new Valerus video management system platform and recently launched camera line offering, which is expected to ultimately improve the Company's market competitiveness.

Gross profit margins were 38.2% for the first quarter of fiscal 2018 as compared to 38.9% for the first quarter of fiscal 2017. Margins continue to be negatively impacted by market pricing pressures and commodity driven project sales. The Company continues to enhance its Valerus video management system capabilities, which are expected to ultimately allow the Company to better compete on enterprise level market opportunities that generate higher profit margins.

Total operating expenses increased $312,000 to $4.1 million in the current quarter, compared to $3.8 million for the first quarter of 2017, due to increased sales and marketing expenses in the U.S. for new product line promotion and ongoing market channel rebuilding efforts.

Net loss for the first quarter of fiscal 2018 was $1.3 million, or $.09 per basic and diluted share, as compared to a net loss of $1.3 million, or $.14 per basic and diluted share, in the first quarter of fiscal 2017.

About Vicon

Vicon Industries, Inc. (NYSE American: VII) is a global producer of video management systems and system components for use in security, surveillance, safety and communication applications by a broad range of end users. Vicon’s product line consists of various elements of a video system, including video management software, recorders and storage devices and capture devices (cameras). Headquartered in Hauppauge, New York, the Company also has offices in Yavne, Israel and the United Kingdom. More information about Vicon, its products and services is available at www.vicon-security.com.

Special Note Regarding Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our new product offerings and our proposed fundraising activities. These forward-looking statements are based on management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward looking statements. These risks and uncertainties include, but are not limited to: our history of losses and negative cash flows; our need for additional financing; market acceptance of our products; our ability to manufacture and develop effective products and solutions; indebtedness to our secured lender; current and future economic conditions that may adversely affect our business and customers; potential fluctuation of our revenues and profitability from period to period which could result in our failure to meet expectations; our ability to maintain adequate levels of working capital; our ability to incentivize and retain our current senior management team and continue to attract and retain qualified scientific, technical and business personnel; our ability to expand our product offerings or to develop other new products and services; our ability to generate sales and profits from current product offerings; rapid technological changes and new technologies that could render certain of our products and services to be obsolete; competitors with significantly greater financial resources; introduction of new products and services by competitors; challenges associated with expansion into new markets; failure to stay in compliance with all applicable NYSE American requirements that could result in a delisting of our common stock; and, other factors discussed under the heading "Risk Factors" contained in our Registration Statement on Form S-3 filed with the Securities and Exchange Commission on January 5, 2018. All information in this press release is as of the date of the release and we undertake no duty to update this information unless required by law.

Contact:
Vicon Investor Relations
Cindy Schneider
Tel: (631) 650-6201
Email: IR@vicon-security.com

-Financial Tables on Following Pages-

Table of Operations

Vicon Industries, Inc.
Condensed Statements of Operations

	(Unaudited)
	Three Months Ended
	December 31,
	2017	2016
Net sales	$7,747,000	$6,605,000
Gross profit	2,959,000	2,572,000

Operating expenses:
Selling, general and administrative expense	2,956,000	2,681,000
Engineering and development expense	1,176,000	1,140,000
Total operating expenses	4,132,000	3,821,000

Operating loss	(1,173,000)	(1,249,000)

Loss before income taxes	(1,317,000)	(1,302,000)
Income tax expense	—	—
Net loss	$(1,317,000)	$(1,302,000)

Loss per share:
Basic	$(.09)	$(.14)
Diluted	$(.09)	$(.14)

Shares used in computing loss per share:
Basic	14,172,000	9,348,000
Diluted	14,172,000	9,348,000